UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado		80202-1557
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

(a)          Rentech, Inc. (the “Company”) and its wholly-owned subsidiary, Rentech Development Corporation (“RDC”), entered into a Commitment Letter with M.A.G. Capital, LLC and Pentagon Bernini Fund, Ltd. (the “Investors”), dated November 15, 2005, for the purchase by the Investors of $35 million of 14% secured convertible debentures. The funding is subject to certain conditions including the completion of diligence, execution of definitive documents, absence of material adverse changes and concurrent acquisition of Royster-Clark Nitrogen, Inc. (“RCN”), among other things.  The funding proceeds will be used to partially finance the $50 million purchase of 100% of the outstanding shares of RCN announced by the Company on November 7, 2005.  M.A.G. Capital, LLC and its affiliates hold approximately 30,000 shares of the Company’s Series A Preferred Stock which is convertible into approximately 3.3% of the Company’s outstanding common stock.

              The securities proposed to be offered to the Investors have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

              A copy of the Commitment Letter, including a term sheet describing the potential financing in further detail, is filed as Exhibit 10.1 hereto and incorporated in this Item 1.01 by reference.

              A copy of the press release relating to the Commitment Letter is filed as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit

Exhibit 10.1	Commitment Letter by and among Rentech, Inc., Rentech Development Corporation, M.A.G. Capital, LLC and Pentagon Bernini Fund, Ltd., dated November 15, 2005.

Exhibit 99.1	Press Release by Rentech, Inc. dated November 16, 2005.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: November 15, 2005	By:	/s/ D. Hunt Ramsbottom

D. Hunt Ramsbottom
President

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